Free Writing Prospectus

Dated June 27, 2008

Filed Pursuant to Rule 433(d)

Registration No. 333-149075

Registration No. 333-149075-01

CARMX 08-2	$504mm	** Pricing Details **
Jt Lds: BAS/WACH		All Pot

Cls	Amt	WAL	Rtg(M/S)	Window	Bench	Sprd	YLD	CPN	$Px
A-1	110.0mm	0.31y	P-1/A-1+	6 mos	Itp LIB +5		2.92225	2.92225	100
A-2A	137.0mm	1.10y	Aaa/AAA	15mos	EDSF +90		4.102	4.06	99.99175
A-2B	50.0mm	1.10y	Aaa/AAA	15mos	1mo LIB +90		1mo LIB +90		100
A-3A	49.0mm	2.20y	Aaa/AAA	13mos	Itp SWP +140		5.048	4.99	99.98763
A-3B	48.0mm	2.20y	Aaa/AAA	13mos	1mo LIB +140		1mo LIB +140		100
A-4A	20.0mm	3.21y	Aaa/AAA	13mos	Itp SWP +165		5.628	5.56	99.99025
A-4B	59.8mm	3.21y	Aaa/AAA	13mos	1mo LIB +165		1mo LIB +165		100
B	15.8mm	3.70y	Aa2/AA	*** RETAINED ***				6.98
C	14.4mm	3.70y	A2/A	*** RETAINED ***				7.95
D	15.8mm	3.70y	NR/BBB	*** RETAINED ***				9.88

*	BAS WILL B&D
*	Settlement Date 7/3/08
*	SPEED: 1.5 ABS, 10% Call

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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